Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

Susser Petroleum Partners LP Reports Second Quarter 2013 Results
Declares 3.5% Increase in Quarterly Distribution
Investor Call Scheduled Today at 10 a.m. ET
HOUSTON, August 7, 2013 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for the second quarter ended June 30, 2013.
Net income for the quarter was $9.7 million, or $0.44 per unit. Adjusted EBITDA(1) totaled $12.8 million, and distributable cash flow(1) was $11.9 million. Total revenue for the quarter was $1,118.1 million.
“We are pleased to announce the first increase in our quarterly distribution rate since our IPO,” said Sam L. Susser, Chairman and Chief Executive Officer. “Even with the increase, our distribution coverage for the quarter was a very healthy 1.2 times. We anticipate continued growth in fuel volumes and rental income for the foreseeable future, which should position us for additional distribution increases in the future.”
The analysis below compares actual results for the three and six month periods ended June 30, 2013 to pro forma results for the comparable periods in 2012. The pro forma results reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Please refer to the section below titled, “Factors Affecting Comparability and Explanation of Pro Forma Results” for additional information.

Second Quarter 2013 Compared to Pro Forma Second Quarter 2012
Revenue for the second quarter totaled $1,118.1 million, a 2.8 percent increase compared to $1,087.6 million (pro forma) in the comparable period of 2012. The increase was driven by a 5.4 percent increase in gallons sold, partially offset by a decline in the selling price per gallon. In the second quarter of 2013, 67.2 percent of revenues were generated from motor fuel sales to affiliates, 32.5 percent were from motor fuel sales to other third parties, and 0.3 percent came from rental and other income.
Gross profit for the quarter totaled $17.0 million, a 20.7 percent increase compared to pro forma gross profit of $14.0 million in the second quarter of 2012. On a weighted average basis, fuel margin for all gallons sold increased to 3.6 cents per gallon in the second quarter of 2013 compared to a pro forma 3.4 cents per gallon in the prior-year period.

Affiliate customers as of June 30, 2013 include 567 Stripes® convenience stores operated by our parent company, Susser Holdings Corporation (NYSE: SUSS), as well as SUSS' sales of motor fuel under consignment arrangements at approximately 90 independently operated convenience stores. Motor fuel gallons sold to affiliates during the second quarter increased 8.0 percent versus the prior-year period to 264.1 million gallons. Gross profit on these gallons totaled $7.9 million, or 3.0 cents per gallon, versus a pro forma $7.3 million in the comparable three-month period last year, or 3.0 cents per gallon.
Third-party customers of SUSP include approximately 488 independent dealers under long-term fuel supply agreements and approximately 1,800 other commercial customers as of June 30, 2013. Total gallons of motor fuel sold to third parties increased year-over-year by 0.3 percent, to 124.9 million gallons, for the quarter. Gross profit on these gallons was $6.1 million, or 4.9 cents per gallon, compared to $5.2 million, or 4.2 cents per gallon, in the prior-year period on a pro forma basis.

YTD 2013 Compared to Pro Forma YTD 2012
Revenue for the first six months of 2013 totaled $2,199.3 million, a 1.6 percent increase compared to pro forma revenue of $2,164.1 million in the first half of 2012. Gross profit for the period totaled $32.5 million, an 18.0 percent increase compared to pro forma gross profit of $27.6 million in the prior-year period. Total gallons of motor fuel sold to affiliates and to third parties increased year-over-year by 6.9 percent and 0.9 percent, to 515.2 million gallons and 240.8 million gallons, respectively, for the first half. On a weighted average basis, fuel margin for all gallons sold increased to 3.6 cents per gallon in the first six months of 2013 from 3.4 cents per gallon pro forma in the comparable period of 2012.
Capital Spending and Financing
SUSP completed purchase and leaseback transactions for six Stripes convenience stores during the second quarter for $21.2 million and two more so far in the third quarter for $6.7 million. Since its initial public offering in September 2012, SUSP has completed the purchase and leaseback of 22 Stripes stores for a cumulative cost of $89.7 million, including post-completion true-up.
Including the Stripes store purchases, SUSP's gross capital expenditures for the second quarter were $30.0 million, which included $0.2 million for maintenance capital. At June 30, SUSP had borrowings against its revolving line of credit of $84.8 million and other long-term debt of $97.0 million, a portion of which was collateralized by $95.9 million of marketable securities.
2013 Guidance
SUSP's management team is adjusting the following previously issued guidance for 2013. Please refer to disclosures below regarding forward-looking statements.

	New FY 2013 Guidance	Previous FY 2013 Guidance	First Half 2013 Actual
Motor Fuel Gallons (billions) (a)	1.45 - 1.60	1.45 - 1.60	0.76
Fuel Margin (cents/gallon) (a)	3.4 - 3.6	3.3 - 3.5	3.6
New Stripes stores expected to be purchased by SUSP (b)	25 - 30	25 - 35	12
New Wholesale dealer and consignment sites (c)	28 - 40	25 - 40	15
Maintenance Capital Spending (millions)	$1 - $3	$1 - $3	$0.3
Expansion Capital Spending (millions) (d)	$95-$135	$95-$135	$57.6

(a)Includes affiliated and third-party gallons and fuel margin.
(b)Based on Susser Holdings Corporation guidance of 28 - 30 new Stripes stores to be built in 2013.
(c)Does not reflect existing wholesale consignment and dealer site closures, which are typically lower volume locations than new sites.
(d)Expansion capital includes Stripes store purchases. The Partnership does not provide guidance on potential acquisitions.
_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and reconciliation to net income for the periods presented.

Quarterly Distribution
SUSP announced today that the Board of Directors of its general partner has approved its quarterly distribution for the second quarter of 2013 of $0.4528 per unit. This amount corresponds to $1.8112 per unit on an annualized basis and represents a 3.5 percent increase compared to the distribution for the previous quarter. The total distribution amount of approximately $9.9 million is being paid from distributable cash flow of $11.9 million for the quarter.
The distribution will be paid on August 29, 2013 to unitholders of record on August 19, 2013. Immediately prior to the distribution, there will be 21,878,872 units outstanding, including all of the Partnership's common and subordinated units.

Second Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss second quarter 2013 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9770 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through August 14 by calling 303-590-3030 and using the pass code 4630288#.

Factors Affecting Comparability and Explanation of Pro Forma Results
SUSP completed its initial public offering of common units representing limited partner interests on September 25, 2012. Reported results of operations for the three- and six-month periods ending June 30, 2012 reflect the results of Susser Petroleum Company LLC, the Partnership's "Predecessor". Prior to September 25, 2012, the Predecessor did not charge intercompany gross profit on motor fuel sales to Susser Holdings' Stripes convenience stores. Additionally, not all of the wholesale operations of the Predecessor were contributed to SUSP, such as consignment location fuel sales and the fuel transportation assets and operations. As a result, actual operating results are not comparable on a period-to-period basis.
Selected supplemental pro forma information is being provided, which reflects certain SUSP results as if the current structure and contracts had been in place on January 1, 2012. The pro forma results show actual gallons sold but reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Additional details regarding our pro forma adjustments are included in the attached tables. Management believes the pro forma presentation provides investors with a more relevant comparison to historical and future periods as opposed to actual results.

About Susser Petroleum Partners LP
Houston-based Susser Petroleum Partners LP is a publicly-traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes over 1.5 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services;  and other unforeseen factors.  For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Susser Petroleum Partners' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Susser Petroleum Partners' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial statements follow

# # #

Pro Forma Results
The following presentation compares actual first half and second quarter 2013 results to the pro forma revenues and gross profit for SUSP in the first half and second quarter of 2012, had the transactions and contracts related to the IPO occurred as of January 1, 2012. Specifically, the following pro forma schedules give effect to:

•
the contribution by our Predecessor to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

•	the contribution by SUSS and our Predecessor to us of certain convenience store properties;

•
our entry into a fuel distribution contract with SUSS, pursuant to which we receive (i) a fixed profit margin (averaging three cents) on the motor fuel distributed to SUSS for its Stripes convenience stores, instead of no margin historically reflected in our Predecessor financial statements and (ii) a fixed profit margin (averaging three cents) on all volumes sold to SUSS for its independently operated consignment locations, instead of the variable and higher margin received by our Predecessor under consignment contracts; and

•	our entry into the SUSS Transportation Contract and the elimination of revenues and costs associated with the transportation business that were included in our Predecessor's results of operations.

As used in the following table, “affiliates” refers to sales to SUSS for its Stripes convenience stores and independently operated consignment locations; “third-party” refers to sales to independently operated dealer supply locations and other commercial customers.

	Three Months Ended				Six Months Ended
	June 30, 2012		June 30, 2013		June 30, 2012		June 30, 2013
	Pro Forma		Actual		Pro Forma		Actual
	(in thousands, except for gross profit per gallon)
Revenues:
Motor fuel sales to third parties	$372,899		$363,318		$724,744		$710,822
Motor fuel sales to affiliates	712,738		751,304		1,435,234		1,482,031
Rental income	840		2,276		1,679		3,905
Other income	1,098		1,207		2,450		2,506
Total revenue	1,087,575		1,118,105		2,164,107		2,199,264
Gross profit:
Motor fuel sales to third parties	5,225		6,078		10,038		11,875
Motor fuel sales to affiliates	7,333		7,934		14,456		15,352
Rental income	840		2,276		1,679		3,905
Other	651		668		1,380		1,380
Total gross profit	$14,049		$16,956		$27,553		$32,512
Operating Data:
Motor fuel gallons sold:
Third-party dealers and other commercial customers	124,599		124,943		238,526		240,773
Affiliated gallons	244,428		264,098		481,869		515,150
Total gallons sold	369,027		389,041		720,395		755,923
Motor fuel gross profit cents per gallon:
Third-party	4.2	¢	4.9	¢	4.2	¢	4.9	¢
Affiliated	3.0	¢	3.0	¢	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.4	¢	3.6	¢	3.4	¢	3.6	¢

Susser Petroleum Partners LP
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2013	June 30, 2012	June 30, 2013
	Predecessor		Predecessor
	(in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$466,743	$363,318	$905,543	$710,822
Motor fuel sales to affiliates	616,727	751,304	1,247,171	1,482,031
Rental income	1,355	2,276	2,719	3,905
Other income	1,686	1,207	3,731	2,506
Total revenues	1,086,511	1,118,105	2,159,164	2,199,264
Cost of sales:
Motor fuel cost of sales to third parties	455,173	357,240	886,861	698,947
Motor fuel cost of sales to affiliates	616,727	743,370	1,247,171	1,466,679
Other	431	539	1,069	1,126
Total cost of sales	1,072,331	1,101,149	2,135,101	2,166,752
Gross profit	14,180	16,956	24,063	32,512
Operating expenses:
General and administrative	3,153	3,649	5,801	7,548
Other operating	2,203	568	3,639	1,199
Rent	1,110	300	2,180	504
Loss (gain) on disposal of assets	(75)	72	36	94
Depreciation, amortization and accretion	1,892	1,837	3,776	3,658
Total operating expenses	8,283	6,426	15,432	13,003
Income from operations	5,897	10,530	8,631	19,509
Interest expense, net	(92)	(766)	(180)	(1,449)
Income before income taxes	5,805	9,764	8,451	18,060
Income tax expense	(2,102)	(84)	(3,074)	(153)
Net income and comprehensive income	$3,703	$9,680	$5,377	$17,907

Net income per limited partner unit:
Common	$0.44	$0.82
Subordinated	$0.44	$0.82
Limited partner units outstanding:
Common units - public	10,925,000	10,925,000
Common units - affiliated	14,436	14,436
Subordinated units - affiliated	10,939,436	10,939,436

Cash distribution per unit	$0.4528	$0.8903

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2012	June 30, 2013
		(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$6,752	$16,488
Accounts receivable, net of allowance for doubtful accounts of $103 at December 31, 2012, and $286 at June 30, 2013	33,008	40,246
Receivables from affiliates	59,543	51,256
Inventories, net	2,981	22,369
Other current assets	821	1,416
Total current assets	103,105	131,775
Property and equipment, net	68,173	123,251
Other assets:
Marketable securities	148,264	95,893
Goodwill	12,936	12,936
Intangible assets, net	23,131	22,011
Other noncurrent assets	191	398
Total assets	$355,800	$386,264
Liabilities and unitholders' equity
Current liabilities:
Accounts payable	$88,884	$119,535
Accrued expenses and other current liabilities	1,101	4,608
Current maturities of long-term debt	24	24
Total current liabilities	90,009	124,167
Revolving line of credit	35,590	84,800
Long-term debt	149,241	96,928
Deferred tax liability, long-term portion	152	164
Other noncurrent liabilities	2,476	2,305
Total liabilities	277,468	308,364
Commitments and contingencies:
Unitholders' equity:
Susser Petroleum Partners LP unitholders' equity:
Common unitholders - public (10,925,000 units issued and outstanding)	210,462	210,247
Common unitholders - affiliated (14,436 units issued and outstanding)	(175)	(175)
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding)	(131,955)	(132,172)
Total unitholders' equity	78,332	77,900
Total liabilities and unitholders' equity	$355,800	$386,264

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. Historical results include our Predecessor's results of operations. The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

	Three Months Ended				Six Months Ended
	June 30, 2012 (1)		June 30, 2013		June 30, 2012 (1)		June 30, 2013
	Predecessor				Predecessor
	(in thousands, except for selling price and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (2)	$466,743		$363,318		$905,543		$710,822
Motor fuel sales to affiliates (2)	616,727		751,304		1,247,171		1,482,031
Rental income	1,355		2,276		2,719		3,905
Other income	1,686		1,207		3,731		2,506
Total revenue	1,086,511		1,118,105		2,159,164		2,199,264
Gross profit:
Motor fuel gross profit to third parties (2)	11,570		6,078		18,682		11,875
Motor fuel gross profit to affiliates (2)	—		7,934		—		15,352
Rental income	1,355		2,276		2,719		3,905
Other	1,255		668		2,662		1,380
Total gross profit	14,180		16,956		24,063		32,512
Net income	$3,703		$9,680		$5,377		$17,907
Adjusted EBITDA (3)	$8,048		$12,840		$13,012		$24,067
Distributable cash flow (3)			$11,907				$22,342
Operating Data:
Total motor fuel gallons sold:
Third-party	153,565		124,943		295,147		240,773
Affiliated gallons	215,462		264,098		425,249		515,150
Average wholesale selling price per gallon	$2.94		$2.87		$2.99		$2.90
Motor fuel gross profit cents per gallon (2):
Third-party	7.5	¢	4.9	¢	6.3	¢	4.9	¢
Affiliated	—	¢	3.0	¢	—	¢	3.0	¢
Volume-weighted average for all gallons	3.1	¢	3.6	¢	2.6	¢	3.6	¢

(1)	Results represent Predecessor.

(2)
For the second quarter and first half of 2012, affiliated sales only include sales to Stripes convenience stores, for which our Predecessor historically received no margin, and third-party motor fuel sales and gross profit cents per gallon includes the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following our IPO on September 25, 2012, we sell fuel to SUSS for both Stripes convenience stores and SUSS' independently operated consignment locations at a fixed profit margin of approximately three cents per gallon, and these sales are classified as affiliated sales.

(3)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2013	June 30, 2012	June 30, 2013
	Predecessor		Predecessor
	(in thousands)
Net income	$3,703	$9,680	$5,377	$17,907
Depreciation, amortization and accretion	1,892	1,837	3,776	3,658
Interest expense, net	92	766	180	1,449
Income tax expense	2,102	84	3,074	153
EBITDA	7,789	12,367	12,407	23,167
Non-cash stock-based compensation	334	401	569	806
Loss (gain) on disposal of assets and impairment charge	(75)	72	36	94
Adjusted EBITDA	$8,048	$12,840	$13,012	$24,067
Cash interest expense		671		1,258
State franchise tax expense (cash)		72		141
Maintenance capital expenditures		190		326
Distributable cash flow		$11,907		$22,342